Exhibit 99.1

Moatable Announces Receipt of NYSE Non-compliance Letter Regarding ADS Trading Price

Phoenix, Arizona, December 12, 2023 — Moatable, Inc. (NYSE: MTBL) (“Moatable” or the “Company”), which operates two US-based SaaS businesses, Chime Technologies Inc.© and Trucker Path Inc.©, today announced that it has received a letter from the New York Stock Exchange (the "NYSE") dated December 7, 2023, notifying Moatable that it is below compliance criteria as the average closing price of the Company's American depositary shares (the "ADSs") was $0.99 during the 30 trading-day period ended December 6, 2023.

Under Section 802.01C of the NYSE Listed Company Manual, a company will be considered to be below compliance criteria if the average closing price of a security as reported on the consolidated tape is less than US$1.00 over a consecutive 30 trading-day period. Following receipt of the notification, the Company has six months, i.e., by June 7, 2024, to regain compliance with the minimum share price requirement.

The Company can regain compliance at any time during the six-month cure period if the Company’s ADS has a closing share price of at least US $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or the last trading day of the cure period. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

To address this issue, Moatable intends to monitor the market conditions of its listed securities and is considering the options.

About Moatable Inc.

Moatable, Inc. (NYSE: MTBL) operates several US-based SaaS businesses including Chime, Inc. and Trucker Path. Moatable’s American depositary shares, each of which currently represents forty-five Class A ordinary shares, trade on NYSE under the symbol “MTBL”.

Forward-Looking Statements

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about Moatable’s beliefs and expectations, including statements on making investments and operating businesses that generate long-term returns for investors, and expectations for future growth and innovation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Moatable’s goals and strategies; Moatable’s future business development, financial condition and results of operations; Moatable’s expectations regarding demand for and market acceptance of its services; Moatable’s plans to enhance user experience, infrastructure and service offerings. Further information regarding these and other risks is included in our annual report on Form 10-K for the year ended December 31, 2022 and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Moatable does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Investor Relations Department

Moatable, Inc.

Email: ir@moatable.com